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                     May 1, 2023

       Izmet Iskandar Bin Mohd Ramli
       Chief Financial Officer
       Evergreen Corporation
       Lot 1.02, Level 1, Glo Damansara, 699
       Jalan Damansara
       Taman Tun Dr Ismail
       60000 Kuala Lumpur
       Malaysia

                                                        Re: Evergreen
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2023
                                                            File No. 001-41271

       Dear Izmet Iskandar Bin Mohd Ramli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Alex Weniger-Araujo,
Esq.